UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



        Date of Report: (Date of earliest event reported) April 21, 2006



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247                 16-0393470
(State or other jurisdiction          (Commission            (I.R.S. Employer
of incorporation)                     File Number)           Identification No.)


One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On April 25, 2006, Corning Incorporated ("Corning") issued a press release regarding its financial results for the first quarter ended March 31, 2006 and its second quarter earnings guidance, as well as matters discussed under Item
4.02 below. The press release is attached hereto as Exhibit 99.

The information in the attached press release about second quarter earnings guidance and outlook is furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. Such furnished language consists of the six paragraphs under the heading "Second-Quarter Outlook" in the press release.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Corning management and its audit committee concluded on April 21, 2006 that Corning will restate previously issued financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in the Company's 2005 annual report on Form 10-K and previously issued interim financial statements included in the Company's 2005 Forms 10-Q to properly account for the 2003 Pittsburgh Corning Asbestos Litigation Bankruptcy Settlement. Accordingly, our previously issued financial statements for the periods noted above should no longer be relied upon. Corning plans to file an amended Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 by May 10, 2006.

This restatement will impact Corning's asbestos settlement charges and liability and its investment in and equity earnings of Pittsburgh Corning Europe (PCE). The restatement adjustments will have no impact on previously reported revenue, cash balances, or compliance with any debt covenants.

Corning has determined that its accounting related to the 2003 Pittsburgh Corning Corporation Asbestos Litigation Bankruptcy Settlement was not in compliance with generally accepted accounting principles (GAAP). Specifically, between March 31, 2003, and December 31, 2005, the following errors occurred:

..    Corning's  asbestos  settlement  charges and the related  liability for the asbestos settlement did not reflect the estimated fair value at initial recognition or subsequent changes in fair value, of certain components of the proposed settlement offer. As a result, asbestos settlement charges for the years 2005, 2004, and 2003 were understated by $13 million, $24 million, and $117 million, respectively.
..    Corning  incorrectly  suspended  recording  equity  earnings of PCE between
     March 31, 2003, and December 31, 2005. As a result, equity in earnings of associated companies for the years 2005, 2004, and 2003 was understated by $13 million, $11 million, and $7 million, respectively.
..    Accretion  on  the  cash  portion  of the  asbestos  settlement  offer  was incorrectly recorded as interest expense resulting in both an overstatement of interest expense and an understatement of asbestos settlement expense for the years 2005, 2004, and 2003, by $8 million, $8 million, and $5 million, respectively.

In the restated financial statements, the higher asbestos settlement charges will be tax-effected in 2003 and the first half of 2004. As Corning provided a valuation allowance on most of its deferred tax assets in the third quarter of 2004, that quarter will reflect an increase in the valuation allowance of $55 million for the deferred tax assets related to the higher asbestos settlement charges.

The restatement adjustments are expected to impact Corning's reported net income and diluted earnings per share as follows (in millions, except per share amounts):

                                                Year ended December 31,
                                        --------------------------------------
                                         2005            2004           2003
                                         ----            ----           ----
As reported:
Net income (loss)                       $   585       $  (2,165)     $   (223)
Basic earnings (loss) per share         $  0.40       $   (1.56)     $  (0.18)
Diluted earnings (loss) per share       $  0.38       $   (1.56)     $  (0.18)

As restated:
Net income (loss)                       $   585       $  (2,231)     $   (280)
Basic earnings (loss) per share         $  0.40       $   (1.61)     $  (0.22)
Diluted earnings (loss) per share       $  0.38       $   (1.61)     $  (0.22)

These adjustments are not expected to change previously reported earnings per share amounts for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005.

The cumulative effect of these adjustments to Corning's balance sheet as of December 31, 2005, is expected to result in an increase in investments in affiliated companies of $32 million, an increase to other long-term liabilities of $154 million, an increase to accumulated deficit of $123 million, and an increase to accumulated other comprehensive income of $1 million.

Corning's management and audit committee have discussed the matters disclosed in this Form 8-K with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP. The discussion of Corning's revised financial results contained in this Current Report on Form 8-K has been prepared by management and represents management's preliminary assessment of the revised results.

Corning has not yet completed its evaluation of internal controls relating to this restatement.

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated April 25, 2006, regarding its financial results for the quarter ended March 31, 2006, and its second quarter 2006 earnings guidance, is attached hereto as Exhibit 99.

The information in the attached press release about second quarter earnings guidance and outlook is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. Such furnished language consists of the six paragraphs under the heading "Second-Quarter Outlook" in the press release.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibit

      99     Press Release dated April 25, 2006, issued by Corning Incorporated.


The information in the attached press release is deemed "filed," except that the six paragraphs under the heading "Second-Quarter Outlook" in the release are "furnished."

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CORNING INCORPORATED
                                      Registrant



Date: April 25, 2006                  By    /s/  KATHERINE A. ASBECK
                                                 -------------------------------
                                                 Katherine A. Asbeck
                                                 Senior Vice President - Finance

                                                                      Exhibit 99
                                                                      ----------



FOR RELEASE -- APRIL 25, 2006

Media Relations Contact:                             Investor Relations Contact:
Daniel F. Collins                                    Kenneth C. Sofio
(607) 974-4197                                       (607) 974-7705
collinsdf@corning.com                                sofiokc@corning.com


                     Corning Announces First-Quarter Results

                             Results exceed guidance
  Corning to restate 2003 Pittsburgh Corning Corporation litigation settlement

CORNING N.Y. -- Corning Incorporated (NYSE:GLW) today announced first-quarter sales of $1.26 billion, with net income of $257 million, or $0.16 per share.

Corning's first-quarter results included special charges totaling $168 million, or $0.11 per share. Excluding these charges, Corning's first-quarter net income would have been $425 million, or $0.27 per share. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release. The company's first-quarter results exceeded its sales guidance range of $1.2 billion to $1.25 billion and significantly exceeded its guidance for earnings. Corning began expensing stock options in the first quarter of 2006. First-quarter results included $0.01 per share of expense related to stock options.

"Our first-quarter results were very satisfying," Wendell P. Weeks, president and chief executive officer, said. "We continue to be pleased with the growth we experienced in our Display Technologies segment. We also saw improved performance in our Telecommunications, Life Sciences and Environmental Technologies segments versus the fourth quarter."

Corning's first-quarter results were impacted by the following non-cash items:
..    A $185 million  pretax and after-tax net charge  primarily  reflecting  the increase  in market  value of Corning  common  stock to be  contributed  to
     settle  the  asbestos   litigation   related  to  the  Pittsburgh   Corning
     Corporation.
..    A $38 million reduction in income tax expense related to the release of the valuation allowance on certain deferred tax assets in Germany.
..    A $21 million  reduction in equity  earnings  related to the  impairment of long-lived assets at Samsung Corning Company, Ltd., Corning's 50-percent owned equity venture in Korea, which manufactures glass panels and funnels for cathode ray tubes for televisions and computer monitors.


                                     (more)

Corning Announces First-Quarter Results
Page Two

First-Quarter Operating Results
Corning's first-quarter sales of $1.26 billion increased 5 percent over fourth-quarter sales of $1.2 billion, and increased 20 percent over last year's first-quarter sales of $1.05 billion. Gross margin of 45 percent for the first quarter was consistent with the fourth quarter.

Equity earnings for the first quarter were $200 million, including the $21 million impairment charge at Samsung Corning. Absent this charge, equity earnings reflect strong operating results at Dow Corning Corporation and Samsung Corning Precision Glass Co., Ltd., (SCP), Corning's 50-percent owned equity venture in Korea, which manufactures liquid crystal display (LCD) glass substrates. Corning's equity earnings from Dow Corning were $69 million in the first quarter, a 38-percent increase over fourth-quarter results. First-quarter equity earnings include about $15 million of non-recurring gains.

First-quarter sales for Corning's Display Technologies segment were $547 million, a 71-percent increase over 2005 first-quarter sales of $320 million. First-quarter year-over-year LCD glass volume more than doubled. Sequentially, first-quarter sales increased 6 percent over fourth-quarter sales of $518 million. Stronger-than-expected volume growth of 15 percent was partially offset by the anticipated upper single-digit price declines.

Samsung  Corning   Precision's   first-quarter   volume   increased  10  percent
sequentially and 87 percent year-over-year. Equity earnings from SCP were $140 million in the first quarter, compared to $129 million in the previous quarter.

Total volume in the Display Technologies segment, including both Corning's wholly owned business and SCP, increased 13 percent sequentially in the first quarter. Net income for the Display Technologies segment was $417 million, up 13 percent compared to $368 million in the fourth quarter.

First-quarter Telecommunications segment sales increased 4 percent to $397 million versus $383 million last quarter, primarily due to higher fiber and cable sales in North America. Fiber-to-the-premises (FTTP) sales in the first quarter increased slightly over fourth-quarter results.

The Environmental Technologies segment had sales of $155 million in the first quarter, compared to $142 million in the fourth quarter of last year, a 9-percent increase. The increase was driven by an improvement in global automotive sales. The company also saw a 14-percent sequential sales increase in its Life Sciences segment of $72 million versus $63 million in the previous quarter.


                                     (more)

Corning Announces First-Quarter Results
Page Three

Cash Flow/Liquidity Update
Corning ended the first quarter with $2.48 billion in cash and short-term investments, an increase from $2.4 billion in the previous quarter. The company's debt level remained at $1.8 billion. James B. Flaws, vice chairman and chief financial officer, said, "We were delighted that Standard & Poor's Rating Services raised its credit rating on Corning to BBB from the previous grade of BBB minus in early April. While we ended the quarter with a negative $176 million of free cash flow, it was the result of seasonally higher first-quarter working capital expenditures, our continued capital spending in Display Technologies, and our equity investment in SCP early in the first quarter. We remain on track to be free cash flow positive for the full year." Free cash flow is a non-GAAP financial measure.

Restatement of 2003 Pittsburgh Corning Settlement
Corning has determined that its accounting for the 2003 Pittsburgh Corning Corporation (PCC) asbestos litigation settlement was not in compliance with generally accepted accounting principles (GAAP). Specifically, two components of the settlement liability - Corning's investment in Pittsburgh Corning Europe
(PCE) and the proceeds of certain insurance policies to be assigned - were accounted for at book value rather than at estimated fair value, as required by GAAP. The company also incorrectly suspended recognition of equity earnings from Pittsburgh Corning Europe at that time.

Corning management and its audit committee have concluded that the company will restate its historical financial statements to reflect the appropriate accounting. The primary impact of this restatement will be to increase the asbestos settlement liability by $94 million pretax, ($50 million after-tax) in the first quarter of 2003, and to increase the deferred tax valuation allowance recorded in the third quarter of 2004 by about $50 million. The restatement will have no impact on 2005 reported earnings per share. Corning will continue to recognize changes in the fair value of all components of the liability until a settlement occurs. Details of the restatement will be included in a Form 8-K to be filed today.

Flaws said, "We would like to emphasize to investors that this restatement is non-cash and solely relates to our accounting for the asbestos settlement liability and our investment in Pittsburgh Corning Europe. Additionally, there has been no change to the accounting for our contribution of Corning common stock as part of the proposed settlement. We are awaiting the bankruptcy court's ruling on the proposed settlement." The company said that it will continue to have full access to its $975 million revolving credit agreement.

As a result of the planned restatement, the company's previously issued consolidated financial statements, including those contained in its 2005 Form 10-K and its first, second and third quarter 2005 Form 10-Qs, can no longer be relied upon. Corning intends to file an amended 2005 Form 10-K and its first quarter 2006 Form 10-Q by May 10, 2006.


                                     (more)

Corning Announces First-Quarter Results
Page Four

Second-Quarter Outlook
Flaws said that the company expects second-quarter sales to be in the range of $1.29 billion to $1.33 billion, and EPS in the range of $0.24 to $0.26 before special items. This EPS estimate is a non-GAAP financial measure and excludes special items. The gross margin percentage for the second quarter is expected to be in the range of 42 percent to 44 percent. Corning expects that the second-quarter corporate tax rate will be between 15 percent and 20 percent.

In the Display Technologies segment, Corning anticipates that its second-quarter sequential volume growth for its wholly owned business will be in the range of flat to a 5 percent increase following very strong first-quarter volume growth. Year-over-year volume growth for the second quarter is expected to be greater than 60 percent. Samsung Corning Precision expects sequential volume growth in a range from flat to up 5 percent and year-over-year volume growth greater than 50 percent. Corning said that it expects pricing declines in the second quarter to be lower than first-quarter price declines. Corning expects its Display segment sales to be consistent with the first quarter.

Flaws said, "Some of the strong LCD demand that we experienced last quarter may have contributed to an inventory buildup in the supply channel late in the quarter. This is contributing to Corning's slightly lower sequential growth rate. In early April, a lightning strike to a utility line caused a temporary power outage at our Shizuoka, Japan LCD plant. This will result in slightly lower second-quarter manufacturing volumes and unusually high equipment repair expenses. These two items will result in lower Display segment earnings in the second quarter." Corning anticipates that no material customer supply disruptions will result from the equipment repair.

Corning's Telecommunications segment second-quarter sales growth is expected to be in the range of 10 percent to 15 percent, driven primarily by hardware and equipment sales. Second-quarter sales in the company's Environmental Technologies segment are expected to be down slightly from the first quarter. Any weakness in the second quarter would be driven primarily by the U.S. auto market.

The company anticipates second-quarter equity earnings to be lower than the first quarter, due primarily to the non recurring gains in the first quarter. Equity earnings from Dow Corning are expected to be consistent with the first quarter.

Weeks said, "We believe the LCD market will continue to be strong over the course of the year, driven primarily by the growing acceptance of LCD technology in the television market. As we have told investors a number of times, supply chain issues could impact our results in any given quarter. However, we have not changed our view that the LCD industry will grow between 40 percent and 50 percent this year and that Corning's Display segment will grow at a rate faster than the industry."


                                     (more)

Corning Announces First-Quarter Results
Page Five

Meeting Investors
The company also announced that it will be meeting investors on Tuesday, May 2 at the Merrill Lynch Technology conference in New York.

Annual Shareholders Meeting
Corning will hold its annual meeting of shareholders on Thursday, April 27, 2006 beginning at 11 a.m. EDT at the Corning Museum of Glass auditorium in Corning, N.Y.

First-Quarter Conference Call Information
The company will host a first-quarter conference call at 8:30 a.m. EDT on Wednesday, April 26. To access the call, dial (210) 234-0007. The password is RESULTS. The leader is SOFIO. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, May 10. To listen, dial (203) 369-1253, no pass code is required. To listen to a live audio webcast of the call, please go to Corning's Web site: http://www.corning.com/investor_relations, and follow the instructions. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning's free cash flow financial measures are also non-GAAP measures. The company believes presenting non-GAAP free cash flow, net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.


                                     (more)

Corning Announces First-Quarter Results
Page Six

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                                                        Three months ended March 31,
                                                                                    ----------------------------------
                                                                                      2006            2005 As Restated
                                                                                    ---------         ----------------
Net sales                                                                           $   1,262             $   1,050
Cost of sales                                                                             689                   621
                                                                                    ---------             ---------

Gross margin                                                                              573                   429

Operating expenses:
   Selling, general and administrative expenses                                           223                   184
   Research, development and engineering expenses                                         124                    98
   Amortization of purchased intangibles                                                    3                     5
   Restructuring, impairment and other charges                                              6                    19
   Asbestos settlement (Note 2)                                                           185                   (12)
                                                                                    ---------             ---------

Operating income                                                                           32                   135

Interest income                                                                            24                    10
Interest expense                                                                          (20)                  (35)
Loss on repurchases and retirement of debt, net                                                                  (9)
Other income (expense), net                                                                20
                                                                                    ---------             ---------

Income before income taxes                                                                 56                   101
Benefit (provision) for income taxes (Note 3)                                               2                   (19)
                                                                                    ---------             ---------

Income before minority interests and equity earnings                                       58                    82
Minority interests                                                                         (1)                   (1)
Equity in earnings of associated companies, net of impairments (Note 4)                   200                   169
                                                                                    ---------             ---------

Net income                                                                          $     257             $     250
                                                                                    =========             =========

Basic earnings per common share (Note 5)                                            $    0.17             $    0.18
                                                                                    =========             =========

Diluted earnings per common share (Note 5)                                          $    0.16             $    0.17
                                                                                    =========             =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)

                                                                                           March 31,        December 31,
                                                                                             2006         2005 As Restated
                                                                                          ----------      ----------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,262          $   1,342
   Short-term investments, at fair value                                                      1,216              1,092
                                                                                          ---------          ---------
     Total cash, cash equivalents and short-term investments                                  2,478              2,434
   Trade accounts receivable, net                                                               696                629
   Inventories                                                                                  616                570
   Deferred income taxes                                                                         65                 44
   Other current assets                                                                         189                183
                                                                                          ---------          ---------
       Total current assets                                                                   4,044              3,860

Investments                                                                                   1,929              1,729
Property, net                                                                                 4,816              4,675
Goodwill and other intangible assets, net                                                       336                338
Deferred income taxes                                                                            50                 10
Other assets                                                                                    582                595
                                                                                          ---------          ---------

Total Assets                                                                              $  11,757          $  11,207
                                                                                          =========          =========

Liabilities and Shareholders' Equity

Current liabilities:
   Short-term borrowings, including current portion of long-term debt                     $      23          $      18
   Accounts payable                                                                             661                690
   Other accrued liabilities                                                                  1,699              1,662
                                                                                          ---------          ---------
       Total current liabilities                                                              2,383              2,370

Long-term debt                                                                                1,788              1,789
Postretirement benefits other than pensions                                                     593                593
Other liabilities                                                                               907                925
                                                                                          ---------          ---------
       Total liabilities                                                                      5,671              5,677
                                                                                          ---------          ---------

Commitments and contingencies
Minority interests                                                                               46                 43
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,564 million and 1,552 million                                             786                776
   Additional paid-in capital                                                                11,808             11,548
   Accumulated deficit                                                                       (6,591)            (6,847)
   Treasury stock, at cost; Shares held: 17 million                                            (181)              (168)
   Accumulated other comprehensive income                                                       218                178
                                                                                          ---------          ---------
       Total shareholders' equity                                                             6,040              5,487
                                                                                          ---------          ---------

Total Liabilities and Shareholders' Equity                                                $  11,757          $  11,207
                                                                                          =========          =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                                           Three months ended March 31,
                                                                                          ------------------------------
                                                                                            2006       2005 As Restated
                                                                                          --------     ----------------
Cash Flows from Operating Activities:
   Net income                                                                             $    257        $     250
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation                                                                              141              120
     Amortization of purchased intangibles                                                       3                5
     Asbestos settlement                                                                       185              (12)
     Restructuring, impairment and other charges                                                 6               19
     Stock compensation charges                                                                 32                6
     Undistributed earnings of associated companies                                            (77)             (26)
     Deferred taxes                                                                            (62)               3
     Restructuring payments                                                                     (4)              (9)
     Customer deposits                                                                          (8)              20
     Employee benefit payments less than expense                                                15               16
     Changes in certain working capital items:
        Trade accounts receivable                                                              (65)             (54)
        Inventories                                                                            (46)             (39)
        Other current assets                                                                    (8)             (16)
        Accounts payable and other current liabilities, net of restructuring payments         (195)            (151)
     Other, net                                                                                  7               10
                                                                                          --------        ---------
Net cash provided by operating activities                                                      181              142
                                                                                          --------        ---------

Cash Flows from Investing Activities:
   Capital expenditures                                                                       (280)            (323)
   Investment in affiliate companies                                                           (77)
   Short-term investments - acquisitions                                                      (858)            (314)
   Short-term investments - liquidations                                                       735              486
   Other, net                                                                                                     2
                                                                                          --------        ---------
Net cash used in investing activities                                                         (480)            (149)
                                                                                          --------        ---------

Cash Flows from Financing Activities:
   Repayments of short-term borrowings and current portion of long-term debt                    (4)            (192)
   Proceeds from issuance of long-term debt, net                                                                 48
   Retirements of long-term debt                                                                                 (2)
   Proceeds from issuance of common stock, net                                                   6               12
   Proceeds from the exercise of stock options                                                 219                9
   Other, net                                                                                   (2)              (5)
                                                                                          --------        ---------
Net cash provided by (used in) financing activities                                            219             (130)
                                                                                          --------        ---------
Effect of exchange rates on cash                                                                                (25)
                                                                                          --------        ---------
Net decrease in cash and cash equivalents                                                      (80)            (162)
Cash and cash equivalents at beginning of period                                             1,342            1,009
                                                                                          --------        ---------

Cash and cash equivalents at end of period                                                $  1,262        $     847
                                                                                          ========        =========

Certain amounts for 2005 were reclassified to conform to 2006 classifications.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


Our   reportable    operating    segments    include    Display    Technologies,
Telecommunications, Environmental Technologies and Life Sciences.


                                                Display     Telecom-    Environmental   Life       All
                                             Technologies  munications  Technologies  Sciences     Other        Total
                                             ------------  -----------  ------------- --------    --------    --------
Three months ended March 31, 2006
Net sales                                      $   547      $   397       $    155    $     72    $     91    $  1,262
Depreciation (1)                               $    62      $    42       $     20    $      5    $     10    $    139
Amortization of purchased intangibles                       $     3                                           $      3
Research, development and engineering
  expenses (2)                                 $    30      $    20       $     30    $     13    $      8    $    101
Restructuring, impairment and other charges
  (before-tax and minority interest)                        $     6                                           $      6
Income tax provision                           $   (29)     $    (6)                              $     (3)   $    (38)
Income (loss) before minority interests and
  equity earnings (loss) (3)                   $   275      $    (2)                  $     (5)   $      2    $    270
Minority interests                                          $     1                               $     (2)   $     (1)
Equity in earnings (loss) of associated
  companies (4)                                    142            2             (1)                    (13)        130
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   417      $     1       $     (1)   $     (5)   $    (13)   $    399
                                               =======      =======       ========    ========    ========    ========

Three months ended March 31, 2005 - Restated
Net sales                                      $   320      $   427       $    148    $     74    $     81    $  1,050
Depreciation (1)                               $    41      $    46       $     17    $      5    $      9    $    118
Amortization of purchased intangibles                       $     5                                           $      5
Research, development and engineering
  expenses (2)                                 $    21      $    17       $     23    $      8    $      7    $     76
Income tax provision                           $    (8)     $    (8)      $     (3)   $     (1)   $     (2)   $    (22)
Earnings before minority interest and
  equity earnings (3)                          $   119      $    18       $      9    $      4    $      3    $    153
Minority interests                                                                                $     (2)   $     (2)
Equity in earnings of associated companies          81                                                  17          98
                                               -------      -------       --------    --------    --------    --------
Net income                                     $   200      $    18       $      9    $      4    $     18    $    249
                                               =======      =======       ========    ========    ========    ========

(1) Depreciation expense for Corning's reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2) Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(4) Includes a $21 million charge (net of tax) for Corning's share of an impairment charge for Samsung Corning Co., Ltd.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows (in millions):

                                                              Three months ended March 31,
                                                            -------------------------------
                                                              2006         2005 As Restated
                                                            ---------      ----------------
Net income of reportable segments                           $     399           $    249
Unallocated amounts:
    Net financing costs (1)                                        (8)               (37)
    Stock-based compensation expense                              (32)                (6)
    Exploratory research                                          (21)               (19)
    Corporate contributions                                        (8)                (5)
    Equity in earnings of associated companies,
       net of impairments                                          70                 71
    Asbestos settlement (2)                                      (185)                12
    Other corporate items (3)                                      42                (15)
                                                            ---------           --------
Net income                                                  $     257           $    250
                                                            =========           ========

(1) Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2) The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, when the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning's common stock price prior to contribution of the shares to the trust as well as change in the estimated fair value of the other components of the settlement offer. In the first quarter of 2006 and 2005, Corning recorded a charge of $182 million and a credit of $16 million, respectively, to reflect the movement in Corning's common stock price in each year and charges of $3 million and $4 million, respectively, to reflect changes in the estimated fair value of other components of the settlement offer.
(3) Other corporate items include the tax impact of the unallocated amounts and, in the first quarter of 2005, an impairment charge of $19 million for the other-than-temporary decline in our investment in Avanex below its cost basis.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Description of Restatement

The Company and its audit committee concluded, on April 21, 2006, that the Company will restate previously issued historical financial statements to properly account for the asbestos settlement charges and liability and for its investment in and equity earnings of Pittsburgh Corning Europe (PCE) from March 31, 2003, through December 31, 2005. The Company will also change the classification of accretion on a portion of the liability to be paid in cash from interest expense to asbestos settlement charge for the same time period. The restatement adjustments will have no impact on previously reported revenue, cash balances, or compliance with any debt covenants.

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, when the plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

Between March 31, 2003, and December 31, 2005, the following errors occurred:

..    Corning's  asbestos  settlement  charges and the related  liability for the asbestos settlement did not reflect the estimated fair value at initial recognition or subsequent changes in fair value, of certain components of the proposed settlement offer. As a result, asbestos settlement charges for the years 2005, 2004, and 2003 were understated by $13 million, $24 million, and $117 million, respectively, and for the quarter ended March 31, 2005 were understated $6 million.
..    Corning  incorrectly  suspended  recording  equity  earnings of PCE between
     March 31, 2003, and December 31, 2005. As a result, equity in earnings of associated companies for the years 2005, 2004, and 2003 was understated by $13 million, $11 million, and $7 million, respectively, and for the quarter ended March 31, 2005 was understated $2 million.
..    Accretion  on  the  cash  portion  of the  asbestos  settlement  offer  was incorrectly recorded as interest expense resulting in both an overstatement of interest expense and an understatement of asbestos settlement expense for the years 2005, 2004, and 2003, by $8 million, $8 million, and $5 million, respectively, and for the quarter ended March 31, 2005 was understated $2 million.

In the restated financial statements, the higher asbestos settlement charges will be tax-effected in 2003 and the first half of 2004. As Corning provided a valuation allowance on most of its deferred tax assets in the third quarter of 2004, that quarter will reflect an increase in the valuation allowance of $55 million for the deferred tax assets related to the higher asbestos settlement charges.

The restatement adjustments are expected to impact Corning's reported net income and diluted earnings per share as follows (in millions, except per share amounts):

                                                       Year ended December 31,                 Three months ended
                                                 -----------------------------------           ------------------
                                                 2005           2004            2003             March 31, 2005
                                                 ----           ----            ----             --------------
As reported:
Net income (loss)                               $   585       $  (2,165)     $   (223)             $    249
Basic earnings (loss) per share                 $  0.40       $   (1.56)     $  (0.18)             $   0.18
Diluted earnings (loss) per share               $  0.38       $   (1.56)     $  (0.18)             $   0.17

As restated:
Net income (loss)                               $   585       $  (2,231)     $   (280)             $    250
Basic earnings (loss) per share                 $  0.40       $   (1.61)     $  (0.22)             $   0.18
Diluted earnings (loss) per share               $  0.38       $   (1.61)     $  (0.22)             $   0.17

These adjustments are not expected to change previously reported basic and diluted earnings per share for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005.

The cumulative effect of these adjustments to Corning's balance sheet as of December 31, 2005, is expected to result in an increase in investments in affiliated companies of $32 million, an increase to other long-term liabilities of $154 million, an increase to accumulated deficit of $123 million, and an increase to accumulated other comprehensive income of $1 million.

As a result of the restatement adjustments, the Company's previously issued consolidated financial statements, including those contained in the following filings, should no longer be relied upon: Annual Report on Form 10-K for the fiscal year ended December 31, 2005; Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005.

The Company plans to file an amended Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, by May 10, 2006.

The financial information included in this earnings release has been restated to reflect the impact of the items described above.

Corning has not yet completed its evaluation of internal controls relating to this restatement.

2.   Asbestos Settlement

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in our quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2006, we recorded a charge of $185 million (pretax and after-tax) including a mark-to-market charge of $182 million reflecting the increase in Corning's common stock from December 31, 2005 to March 31, 2006 and a $3 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, we have recorded total net charges of $1,003 million to reflect the estimated fair value of our asbestos liability.

3.   Provision for Income Taxes

In the first quarter of 2006, we recorded a $38 million tax benefit from the release of our valuation allowance on Germany trade taxes due to sustained profitability of certain of our German entities.

4.   Equity in Earnings of Associated Companies

In the first quarter of 2006, equity in earnings of associated companies includes a $21 million charge (net of tax) for the impairment of certain long-lived assets of Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors.

5.   Weighted Average Shares Outstanding

Our weighted average shares outstanding are as follows (in millions):

                                                        Three months ended              Three months ended
                                                             March 31,                   December 31, 2005
                                                   ----------------------------         ------------------
                                                   2006        2005 As Restated             As Restated
                                                   -----       ----------------         ------------------
Basic                                              1,541             1,411                     1,524
Diluted                                            1,592             1,503                     1,524
Diluted used for non-GAAP measures                 1,592             1,510                     1,571

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)



                                         2006                                      2005
                                       --------       --------------------------------------------------------------
                                          Q1             Q1           Q2           Q3            Q4         Total
                                       --------       --------    ---------      -------      -------      --------
Display Technologies                   $   547        $    320    $     415      $   489      $   518      $  1,742

Telecommunications
   Fiber and cable                         205             212          213          216          193           834
   Hardware and equipment                  192             215          202          182          190           789
                                       -------        --------     --------      -------      -------      --------
                                           397             427          415          398          383         1,623

Environmental Technologies
   Automotive                              121             127          125          121          109           482
   Diesel                                   34              21           21           23           33            98
                                       -------        --------     --------      -------      -------      --------
                                           155             148          146          144          142           580

Life Sciences                               72              74           75           70           63           282

Other                                       91              81           90           87           94           352
                                       -------        --------     --------      -------      -------      --------

Total                                  $ 1,262        $  1,050     $  1,141      $ 1,188      $ 1,200      $  4,579
                                       =======        ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the first quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                            Per        Income Before       Net
                                           Share       Income Taxes      Income
                                         -------       -------------     ------
Earnings per share (EPS) and
  net income, excluding
  special items                          $  0.27         $    241        $  425

Special items:
     Asbestos settlement (a)               (0.12)            (185)         (185)

     Provision for income taxes (b)         0.02                             38

     Equity in earnings of
       associated companies (c)            (0.01)                           (21)
                                         -------         --------        ------

Total EPS and net income                 $  0.16         $     56        $  257
                                         =======         ========        ======

(a) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in our quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2006, Corning recorded a charge of $185 million (before- and after-tax) including $182 million for the change in its common stock price of $26.92 at March 31, 2006, compared to $19.66 at December 31, 2005 and $3 million for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b) Amount reflects a $38 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany.

(c) Amount reflects a charge of $21 million to reflect Corning's share of an impairment charge at Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                Three Months Ended December 31, 2005, As Restated
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the fourth quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                        Per      Income Before         Net
                                       Share     Income Taxes     Income (Loss)
                                      -------    -------------    -------------
Earnings per share (EPS) and
  net income, excluding
    special items                     $  0.22      $   198          $   344

Special items:
     Restructuring, impairment
       and other (charges)
       and credits (a)                   0.05           84               84

     Asbestos settlement (b)            (0.01)         (14)             (14)

     Loss on repurchases and
       retirements of debt, net (c)                     (4)              (4)

     Provision for taxes (d)            (0.28)                         (443)
                                      -------      -------          -------

Total EPS and net income (loss)       $ (0.02)     $   264          $   (33)
                                      =======      =======          =======


(a) Corning recorded a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in our quarterly results until the date of the contribution to the settlement trust. In the fourth quarter of 2005, Corning recorded a charge of $14 million (before- and after-tax), including $8 million for the change in its common stock price of $19.66 at December 31, 2005 compared to $19.33 the common stock price at September 30, 2005 and $6 million for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) Corning recorded a loss of $4 million (before- and after-tax) for the cash redemption of $277 million principal amount of zero-coupon convertible debentures.

(d) Amount reflects a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                   Three Months and Year Ended March 31, 2006
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measures for the three months ended March 31, 2006 and December 31, 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------



                                           Three months          Three months
                                              ended                 ended
                                          March 31, 2006      December 31, 2005
                                          --------------      -----------------

Operating cash flow                          $     181            $     659

Less: Investing cash flow                         (480)                (516)

Plus: Short-term
  investments - acquisitions                       858                  355

Less: Short-term
  investments - liquidations                      (735)                (289)
                                             ---------            ---------

Free cash flow                               $    (176)           $     209
                                             =========            =========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                 Three Months Ended March 31, 2005, As Restated
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the first quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                            Per       Income Before        Net
                                           Share      Income Taxes       Income
                                         -------      -------------     --------

Earnings per share (EPS) and
  net income, excluding
  special items                          $  0.17        $   108         $   257

Special items:
     Restructuring, impairment
       and other (charges)
       and credits (a)                     (0.01)           (19)            (19)

     Asbestos settlement (b)                0.01             12              12
                                         -------        -------         -------

Total EPS and net income                 $  0.17        $   101         $   250
                                         =======        =======         =======


(a) In the first quarter of 2005, Corning recorded an impairment charge of $19 million for an other than temporary decline in the fair value of its investment in Avanex Corporation (Avanex). At March 31, 2005, shares of Avanex were trading at $1.30 per share compared to Corning's average cost basis of $2.40 per share. Corning believes it will not recover its cost basis in Avanex shares given the significant decline in its stock price.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the first quarter of 2005, Corning recorded a credit of $16 million for the change in its common stock price of $11.13 at March 31, 2005 offset by $4 million for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the second quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                               Range
                                                     -----------------------
Guidance: EPS excluding special items                $0.24            $0.26

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)
                                                     -----            -----

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the second quarter of 2006, Corning will record a charge or credit for the change in its common stock price as of June 30, 2006 compared to $26.92, the common stock price at March 31, 2006. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's first quarter 2006 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.